Filed pursuant to Rule 433

Registration No. 333-295769

September 18, 2026

Rely on the safe haven. Investor presentation Investor Relations Data as of 31-07-2026 unless stated otherwise

2 Disclaimer (Haftungsausschluss) The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW's prospectus supplement relating to the bonds is available through the following link: tm2614101-6_424b3 - none - 3.2656565s KfW's base prospectus relating to SEC-registered notes is available through the following link: tm2614101-4_424b3 - none - 2.9843815s Alternatively, the issuer will arrange to send you the prospectus, which you may request by emailing investor.relations@kfw.de. The following presentation may contain forward looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding KfW’s intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. KfW cautions you that forward-looking statements are not guarantees of future performance or developments, which may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. In addition, even if the performance or the developments are consistent with the forward-looking statements contained in this presentation, those developments may not be indicative of results or developments in subsequent periods not covered by this presentation. The presentation only speaks as of its date. KfW undertakes no obligation, and does not expect to publicly update, or publicly revise, any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to KfW or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above or contained elsewhere in this presentation. Rely on the safe haven - Investor presentation / July 2026

Table of contents Business Model slides 4 to 10 slides 11 to 23 slides 24 to 29 slides 30 to 31 01 02 03 04 Rely on the safe haven - Investor presentation / July 2026 3 KfW Rating and Funding at KfW: Capital & Money Markets Commitment to Sustainability Contact & References Contact & References

KfW Business Model Table of contents

The digital transformation & promotional bank by 2030 KfW established in 1948 Shareholders: Federal Republic (80%) & federal states (20%) Our Legacy Our People & Network >8,000 employees Represented in over 80 offices worldwide Our Products Promotional loans Grants Commercial loans Strategic holdings Other Our Focus Climate & environment Globalisation Trend-independent promotion topics Social change Digitalisation & innovation €1.0bn Consolidated profit €98bn New business €40.6bn Equity AAA Rating 27.7% Capital ratio 5 SMEs Germany Private clients Municipalities, LFI, companies Start-ups & Future Fund Export & project finance Developing & emerging economies International Our Business Our Key Financials (2025) KfW at a glance Rely on the safe haven - Investor presentation / July 2026

# KfW's business activities

## Promotional business volume H1/2026: EUR 57.7bn

**Domestic**

### SME Bank & Private Clients

Standardized financing products for SMEs, business founders, start-ups, self-employed professionals and private individuals




56%

### Customized Finance & Public Clients

Individual financings for municipal & social infrastructure, customized financing for FI & promotional institutes of German federal states




10%

### KfW Capital

Subsidiary (100%, est. 2018) to invest in German and European venture capital (VC) and venture debt funds

KFW CAPITAL




1%

**International**

### Promotion of Developing Countries & Emerging Economies

KfW's public (KfW Development Bank) & private sector activities (DEG) in developing countries




7%

### Export & Project Finance (KfW IPEX Bank)

Subsidiary (100%, est. 2007) for exports and project & corporate financing world-wide

KFW IPEX-Bank




26%

| KfW Group's Environment investment ratio (H1/2026) | 58% |
|---|---|

New original business for environment and climate protection in % of total new business volume 2026 adjusted for special mandates.

| KfW Group's Domestic SME ratio (H1/2026) | 45% |
|---|---|

New original business for SMEs in % of total new domestic business volume in 2026 adjusted for special mandates.

KFW Rely on the safe haven - Investor presentation / July 2026 6

Proven and successful business model KfW involves commercial banks in its domestic activities (on-lending model) Ratings Rely on the safe haven - Investor presentation / July 2026 7

33% 23% 5% 9% 3% 10% 6% 11% Germany Euro-area countries (excl. Germany) EU countries (excl. euro-area countries and Germany) Europe outside EU Africa Asia (incl. Australia and New Zealand) Latin America North America Allocation of economic capital for credit risk Business model focuses strongly on Germany and the financial industry 38% 6% 15% 9% 9% 8% 4% 11% Banking sector Industrial sector Retail sector Non-basic consumer goods Utility companies Financial sector No sector focus Other Exposure to banking sector: 33% 38% Exposure to Germany: By region 2025 By sector 2025 Rely on the safe haven - Investor presentation / July 2026 8

Business performance in bn € in bn € in bn € in % 9 Mandated transactions energy Mandated transactions Covid €57.7bn Total promotional business volume About 67% domestic and 33% int’l business. New business has grown by around 46% (yoy) due to strong domestic demand and significant growth of export and project financing business. Strategic target (before IFRS effects from hedging) Rely on the safe haven - Investor presentation / July 2026 €0.9bn Consolidated profit The consolidated profit for the first half of 2026 was EUR 877 million, significantly exceeding the prior-year figure (EUR 289 million). Regulatory requirement €550bn Total assets Number 4 of Germany’s largest credit institutions in terms of total assets. 28.1% Tier 1 capital ratio Slight decrease of Tier 1 capital ratio to 28.1%, due to an increase in the total risk exposure related to new business, as well as to higher regulatory capital deductions. 506 546 551 555 561 545 541 550 2019 2020 2021 2022 2023 2024 2025 H1/2026 1.4 0.5 2.2 1.4 1.6 1.4 1.0 0.9 2019 2020 2021 2022 2023 2024 2025 H1/2026 77.3 135.3 107.0 166.9 111.3 112.8 98.0 57.7 2019 2020 2021 2022 2023 2024 2025 H1/2026 14.4 21.3 24.1 23.9 25.0 27.9 30.2 27.7 28.1 2019 2020 2021 2022 2023 2024 2025 H1/2026

# Major strategic holdings of KfW

## Capital shares as of 31 March 2026

| Strategic holdings | |
|---|---|
| DEG mbH[1] | 100% |
| DEG Impact GmbH | 100% |
| DEG Impulse gGmbH | 100% |
| KfW Beteiligungsholding GmbH | 100% |
| KfW IPEX-Bank GmbH | 100% |
| IPEX Asia Ltd. | 100% |
| AKA Ausfuhrkredit GmbH | 0.21% |
| KfW Capital GmbH & Co. KG | 100% |
| tbg GmbH[2] | 100% |
| Berliner Energie-Agentur GmbH (BEA) | 25% |
| True Sale International GmbH (TSI) | 7.7% |
| FuB GmbH[2] | 100% |
| Interkonnektor GmbH | 100% |

| Mandated transactions in accordance with article 2 (4) of the KfW Law | |
|---|---|
| HENSOLDT AG | 25.1% |
| BioNTech SE | 0.6% |
| GZBV Verwaltungs-GmbH | 100% |
| GZBV mbH & Co. KG[3] | 84.3% |
| Selent Netzbetreiber GmbH[4] | 100% |
| German LNG Terminal GmbH | 50% |
| Expand Netzbetreiber GmbH[6] | 100% |
| Scopello GmbH | 100% |
| European Investment Fund (EIF)[7] | 2.3% |

| Privatization initiatives[5] | |
|---|---|
| Deutsche Post AG | 17.73% |
| Deutsche Telekom AG | 14.20% |

1 Mandated transaction in accordance with Article 2 (4) of the KfW Law (non-profit)
2 tbg GmbH: tbg Technologie-Beteiligungs-Gesellschaft mbH; FuB GmbH: Finanzierungs- und Beratungsgesellschaft mbH
3 Indirect participation in Airbus SE – around 11% of voting rights
4 Indirect participation in Eurogrid GmbH – 20% of shares. Eurogrid holds 100% of the German transmission operator 50Herz Transmission GmbH. KfW holds 0.17% of Elia Group S.A./NV which holds 80% of Eurogrid.
5 Mandated transactions in accordance with article 2 (4) of the KfW Law
6 Indirect participation in TransnetBW GmbH (via Übertragungsnetz Immobilienverwaltungsgesellschaft mbH & Co. KG) - 24.95% of shares
7 partially mandated transaction in accordance with article 2 (4) of the KfW Law

KFW Rely on the safe haven - Investor presentation / July 2026 10

KfW Rating and Funding Capital and Money Markets Table of contents

Rely on the safe haven - Investor presentation / July 2026 Guarantee established in 1998 Defined by law Direct, explicit and unconditional §1a of the Law concerning KfW The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW. Guarantee from the Federal Republic of Germany 12

Financial and ESG ratings1 from leading rating agencies Financial ratings from leading rating agencies Sustainability ratings confirm KfW’s holistic approach Largest public development bank with strong capitalization, solid asset quality and conservative risk profile Aaa Outlook stable Short-term: P-1 Strong and explicit linkages between KfW and the Federal Republic of Germany AAA Outlook stable Short-term: S-1+ Key national development bank with a crucial role for executing key German economic policies AAA Outlook stable Short-term: A-1+ AAA Outlook stable Short-term: F-1+ The Prime status was awarded based on to KfW’s performance above the industry-specific Prime threshold. Prime AAA AAA CCC AAA in the MSCI ESG Ratings assessment. A+ D-B-2 Unsolicited rating 1 A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. 2 The use by KfW of any MSCI ESG Research LLC or its affiliates (”MSCI”) data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of KfW by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ‘as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI. 27/11/2025 25/09/2025 Rely on the safe haven - Investor presentation / July 2026 KfW has a broad and long-lasting policy role as Germany‘s largest development bank KfW assigned triple-A ratings from financial rating agencies and is among top-performers in ESG 13

Guarantee Institutional liability SSA market Our USPs • Credit risk of the Federal Republic with yield pick-up vs Bunds – even in non-euro currencies (surrogate to Bund) • Liquidity of our bonds • Currency & product diversity Currency diversity Relevance Capital markets Green bonds One of the largest and most active bond issuers worldwide Expected funding volumes 2026 in € billion €433 billion Green bonds 17.5% Outstanding KfW bonds & SSD at end of 2025 #2 in the SSA segment • Active for more than 10 years • Among the top 5 issuers worldwide • In 2026, KfW exceeded the €100 billion mark in total KfW green bonds issued 14 Funding volume 2025: €71bn 11 15-17 80-85 180 60 44-53 36 25 17 18-26 17 15-17 16 Rentenbank NRW.Bank KfW EU EIB IBRD ADB ESM/EFSF IDB IFC IADB BNG EBRD In 2025, KfW issued bonds in 10 currencies 58% 24% 10% 8% EUR USD GBP AUD HKD NOK CHF SEK CNY DKK Digitalisation • KfW makes an important contribution to shaping the digital financial market as an active bond issuer and investor • Strengthening Europe's digital sovereignty, e.g., European Regulated Layer One (RL1) initiative, ECB-AG Pontes Rely on the safe haven - Investor presentation / July 2026

Strong presence in DCM DCM funding in billion euros • Total funding volume expected at EUR 80-85bn • EUR 15bn Green Bond target will be exceeded • Refinancing strategy for 2026 continues unchanged: • EUR and USD remain our core refinancing currencies • Currency diversification upon investor demand, e.g. new growing markets like HKD EUR 80-85bn Funding target for 2026 Rely on the safe haven - Investor presentation / July 2026 15 Green Bonds Average duration in years 16.2 10.6 12.9 12.2 14.0 13.3 82.6 89.4 90.2 78.0 71.0 66.3 5.4 5.4 5.4 5.1 4.7 6.0 1.0 6.0 11.0 16.0 21.0 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 80.0 90.0 100.0 2021 2022 2023 2024 2025 2026 (YTD)

Wide range of products addressing investor needs KfW Benchmark Program Additional Public Bonds “Green Bonds – Made by KfW” in all segments Rely on the safe haven - Investor presentation / July 2026 16 Tailor-made Placements • KfW is one of the leading SSA issuers in the ₤, A$ and HK$ market • Large and liquid bonds, complemented by re-openings • Strategic approach in ₤ and A$ • Diversified investor base • Tenors from 1 to 30y • Format: EMTN, Global, Kangaroo, Kauri • Customized products for investor needs • Flexible in currency, structure and maturity • Format: EMTN, NSV, SSD • KfW Benchmark bonds are among the most liquid bonds on the market • Re-openings support the liquidity of outstanding lines • Highly diversified investor base • Regular issuances with sizes from 3- 6bn (8bn incl. re-openings, euro only) • €: 3, 5, 7 and 10y • $: 2, 3, 5 and 10y • Format: EMTN, Global EUR bn 49.2 12.1 4.9 2026 KfW Benchmark Programmes Additional public bonds Tailor-made placements (YTD)

KfW’s funding by currencies Benchmark bonds are issued in core currencies EUR and USD Comprehensive product portfolio and broad currency profile meets investors’ requirements. Funding by currencies Rely on the safe haven - Investor presentation / July 2026 17 0% 10% 20% 30% 40% 50% 60% 70% EUR USD 2020 2021 2022 2023 2024 2025 2026 0% 2% 4% 6% 8% 10% 12% GBP AUD HKD NOK CNY Others (YTD) 2020 2021 2022 2023 2024 2025 2026 (YTD)

EUR Benchmark Program Ratings Rely on the safe haven - Investor presentation / July 2026 18 Highlights Total 207bn € • The EUR benchmark program is the backbone of KfW’s funding strategy - representing more than 50% of the overall yearly funding • KfW acts as benchmark reference in the SSA market • Regular issuances across all benchmark maturities each year • With it’s flexible funding approach KfW is able to enter the market with new lines or re-openings on existing lines, depending on investor demand • KfW's benchmark lines can reach up to €8bn, placing them among the largest in the SSA market, ensuring the highest level of liquidity € BM € bn Green 2026 Tenor % Lead Managers BofA, LBBW, HSBC, Barclays I/2026 5.0 N Jan 7 3y 2.375 BofA, LBBW, HSBC, Barclays II/2026 5.0 N Jan 7 10y 3.0 BNP, DB, GS, Danske III/2026 5.0 Y Feb 4 7y 2.75 CoBa, NatWest, Santander, UBS IV/2026 5.0 Y Apr 16 5y 2.875 BNP, HSBC, DZ, GS 10y 3.375 May 27 V/2026 3.0 N CA, Deka, JPM, MS 7y 2.5 June 30 3.0 N VI/2026 (tap VI/2024) Re-openings 7.0 2026 Total 33.0 bn EUR 0 1 2 3 4 5 6 7 8 9 2026 2027 2028 2029 2030 2031 2032 2033 20342035 2036 2037 first tranche first tranche new first tranche new green tap Outstandings

Ratings KfW’s investor landscape and liquidity KfW benchmark bonds are among the most liquid bonds on the market Distribution of KfW’s benchmark investor base Turnover in KfW EUR bonds in secondary markets2 Rely on the safe haven - Investor presentation / July 2026 19 Total turnover in KfW EUR bonds is shown in relation to the total outstanding and the new issues of KfW EUR bonds of each funding year, respectively. Note: The data includes only turnover with end clients. Broker transactions are excluded. • Four lead managers for each EUR benchmark bond • Traded by approx. 30-40 banks OTC and at various stock exchanges • Broad order book diversification (Ø more than 150 investors in 2025) € • With outstanding lines of up to 8€ bn, secondary turnovers can be applied easily. • Bid/offer spreads on trading platforms are reliable and perceived to be among the tightest in the EUR SSA market 1 Based on allocation of EUR benchmark bonds 2 No warranty is given as to the completeness or accuracy of the total turnover data, which has been supplied by 15-20 different banks and accumulated but not verified by KfW. Geographic distribution (in %)1 Investor distribution (in %)1 98.0 124.0 138.5 172.5 195.0 216.0 227.0 229.0 254.0 32.5 37.5 41.5 32.5 33.8 41.3 34.0 35.6 27 144.0147.0 157.8 116.4 123.9 148.1 147.6 165.9 205.6 2017 2018 2019 2020 2021 2022 2023 2024 2025 EUR Total Outstandings (aggregate principal) New Issuance (aggregate principal) Total Turnover 0 20 40 60 80 2019 2020 2021 2022 2023 2024 2025 2026 Europe ex Germany Germany Asia Other 0 10 20 30 40 50 2019 2020 2021 2022 2023 2024 2025 2026 Central Banks Banks Asset Manager Ins. & Pension Other

USD Benchmark Program Ratings Rely on the safe haven - Investor presentation / July 2026 20 Highlights Total 76bn $ USD BM USD bn 2026 Tenor % Lead Managers I/2026 5.0 Jan 14 5y 3.750 BMO, Citi, JPM, RBC II/2026 4.0 Mar 17 3y 3.5 CA, MS, Nomura, TD III/2026 4.0 May 20 5y 4.125 Citi, DB, JPM,TD IV/2026 3.0 Jul 17 3y 4.25 BoA, BoM, RBC TD V/2026 3.0 Jul 17 7y 4.375 BoA, BoM, RBC TD 2026 19.0 Total • KfW is the world’s third-largest USD SSA issuer, and its USD benchmark program is a market reference for others • The USD benchmark program strategically complements KfW’s funding program • Over 25 years with regular issuances across all benchmark maturities • Strong commitment to liquidity, lead managers are encouraged to be active in KfW’s bonds and closely monitor secondary market liquidity • KfW’s USD benchmark bonds are registered with the SEC, providing diversified funding and wider investor access including U.S. investors by meeting U.S. regulatory standards for transparency 0 1 2 3 4 5 6 2026 2027 2028 2029 2030 2031 2033 first tranche first tranche new bn USD Outstandings

Ratings KfW’s investor landscape and liquidity KfW benchmark bonds are among the most liquid bonds on the market Distribution of KfW’s benchmark investor base Turnover in KfW USD bonds in secondary markets2 Total turnover in KfW USD bonds is shown in relation to the total outstanding and the new issues of KfW USD bonds of each funding year, respectively. Note: The data includes only turnover with end clients. Broker transactions are excluded. 1 Based on allocation of USD benchmark bonds 2 No warranty is given as to the completeness or accuracy of the total turnover data, which has been supplied by 15-20 different banks and accumulated but not verified by KfW. Rely on the safe haven - Investor presentation / July 2026 21 $ • KfW’s bonds are considered as HQLA (high quality liquid assets) level 1 • Bid/offer spreads perceived to be among the tightest in the USD SSA market Geographic distribution (in %)1 Investor distribution (in %)1 • Four lead managers for each USD BM bond • Traded by approx. 30-40 banks OTC and at various stock exchanges • Broad order book diversification (Ø up to 100 investors in 2025) 96.0 92.0 83.5 88.0 90.0 78.0 83.0 71.0 68.0 25.0 21.5 23.4 12.2 16.6 14.8 24.0 14.6 17 146.0 194.0 164.6 53.7 54.4 41.0 60.2 85.9 74.8 2017 2018 2019 2020 2021 2022 2023 2024 2025 USD Total Outstandings New Issuance (aggregate principal) Total Turnover 0 20 40 60 80 2019 2020 2021 2022 2023 2024 2025 2026 Asia EMEA Americas Other 0 10 20 30 40 50 60 2019 2020 2021 2022 2023 2024 2025 2026 Central Banks Banks Asset Manager Other

# Money market activities

## Large ECP / USCP programs for short term liquidity

### ECP program

- Multi-currency commercial paper (ECP) program with a **program size of EUR 90bn** (since August 2022)
- Flexible in all maturities, starting with 1 week
- Sizes start from EUR 2.5m and are not capped
- In 2025, KfW has issued **794 ECPs** with a total nominal volume of **EUR 89bn**

### USCP program

- USD CP program with a size of **USD 30bn** (since March 2022)
- Flexible in all maturities including same-day funding; max. USD 0.75bn maturities per day
- In 2025, KfW has issued **493 USCPs** with a total nominal volume of **USD 57bn**

### Top CP-Ratings

P-1 (Moody's)
S-1+ (Scope)
A-1+ (S&P)

### Tailor-made solutions

KfW aims to meet investors' needs by showing flexibility in sizes, maturities and currencies (wide currency range possible in ECP program)

### Variety of currencies



2%
14%
15%
July 2026
68%
USD
EUR
GBP
Others

In 2026 YTD, KfW has issued CPs in 7 currencies under its ECP program:

USD, EUR, GBP, AUD, CHF, NZD and HKD

Overall, CPs were issued in **17 currencies** since the launch of the program

KFW Rely on the safe haven - Investor presentation / July 2026 22

Rely on the safe haven - Investor presentation / July 2026 23 KfW’s liquidity portfolio € 35.6bn1 securing KfW’s liquidity Strategy • Pure fixed income portfolio • Buy-and-hold strategy • ECB eligibility as a key quality criterion • No relevant interest rate risks due to comprehensive interest rate hedging Asset classes • Government bonds and bonds issued by government-related issuers and agencies • Covered bonds • Financials • ABCP, ABS 1_as of Dec 31, 2025

Commitment to Sustainability Table of contents

Our promotional and financing activities are systematically mapped against the UN Sustainable Development Goals (SDGs). KfW reports on its SDG contributions annually in a dedicated SDG Report. In 2025, 97.1% of new financing commitments are aligned with at least one SDG. KfW’s largest contributions relate to: SDG 7 – Affordable and Clean Energy SDG 8 – Decent Work and Economic Growth SDG 11 – Sustainable Cities and Communities SDG 13 – Climate Action SDG mapping of KfW Group’s new business A contribution to all of the 17 United Nationsʼ Sustainable Development Goals Rely on the safe haven - Investor presentation / July 2026 25 Shown are KfW Group’s financing contributions to the SDGs in 2025. Source: About-KfW/Sustainability/Strategie-Management/KfW-und-SDG/ 2025 SDG contributions as evidence of our promotional mandate € 44bn € 23bn € 34bn € 37bn

Green Bonds – Made by KfW KfW’s footprint in the Green Bond market 26 High Quality Aligned with GB Principles & Harmonized Framework for Impact Reporting, SPO from Sustainalytics. High Quality Aligned with GB Principles & Harmonized Framework for Impact Reporting, SPO from Sustainalytics. Liquidity With large sizes in benchmark maturities, KfW Green Bonds are among the most liquid Green Bonds in the market. Contribution to SDGs Variety KfW Green Bonds are available in various currencies - in benchmark size and non-vanilla, tailor-made MTNs. Credibility Top ESG ratings and a strong focus on green finance position KfW as one of the most credible issuers of green bonds. High Quality Aligned with GB Principles & Harmonized Framework for Impact Reporting, SPO from Sustainalytics .. Eligible Project Categories Renewable energies • Green buildings • Clean transportation • Biodiversity • Corporate investments in climate mitigation Among Market Leaders With over €100bn in 'Green Bonds – Made by KfW' issued since 2014, KfW is one of the largest issuers globally .. Green Indices Eligible for many green indices like “The BofA Merrill Lynch GB Index”, “Barclays MSCI GB Index”, “S&P GB Index”, “Solactive GB Index”. Rely on the safe haven - Investor presentation / July 2026 26

Independent opinion by Morningstar Sustainalytics External analysis by renowned research institution Framework 2014 (assessed by CICERO) Shades of Green: dark green Governance: excellent Framework 2019 (assessed by CICERO) In line with ICMA GBP (June 2018) Shades of Green: medium green Governance: excellent Framework 2022 (assessed by CICERO) In line with ICMA GBP (June 2021) Shades of Green: medium green Governance: excellent Sustainalytics is of the opinion that the Green Bonds – Made by KfW Framework is credible and impactful and aligns with the Green Bond Principles 2021. Sustainalytics mapped the criteria defined in the Framework’s use of proceeds categories to 78 activities in the EU Taxonomy. Sustainalytics is of the opinion that 63 activities align with the applicable significant contribution (SC) criteria, 7 partially align and 8 are not aligned. Sustainalytics assessed the Framework and the alignment thereof with relevant industry standards including the EU Taxonomy and provided views on the robustness and credibility of the Framework. KfW Green Bond Framework 4.0 – applicable from January 2024 onwards Morningstar Sustainalytics, a globally-recognized provider of ESG research, ratings and data, has completed over 1000 Second Party Opinion (SPO) projects. Rely on the safe haven - Investor presentation / July 2026 27

Green Bond Framework 4.0 Commitment to Sustainability • Wind energy (onshore & offshore) • Photovoltaic panels • Hydropower • Biogas energy • Grids and plants for the storage of heat or power • Construction of new climate-friendly buildings with EH/EG 40 energy standard & CO2 budget over life cycle • Renovation of existing buildings which achieve the energy standard of an EH/ EG 85 or better • Climate-friendly vehicles for passenger transport and light commercial vehicles • Climate friendly vehicles for freight transport • Infrastructure for public transport • Infrastructure for active mobility • Financings or co-financings seeking to protect, maintain, restore or enhance biodiversity and ecosystems • Forest restoration, agroforestry, climate adaptation in arboreal ecosystems, education of local population • Production of climate-friendly technologies and products • Climate-friendly production processes to decarbonize production processes • Energy production from renewable sources for a company’s own power consumption Domestic loan program, international co-operation & project & export finance Domestic loan programs, international co-operation & project & export finance Domestic loan programs International co-operation projects Domestic loan program Rely on the safe haven - Investor presentation / July 2026 28

Allocation of KfW Green Bonds 2025 Underlying Assets Substantial Contribution Criteria (EU Taxonomy) KfW aims to create transparency and trust in the effectiveness of its Green Bonds through regular reporting. Two separate reports provide information on allocation and impact. Since 2022, the allocation report has been reviewed by an independent auditor (limited assurance). 29 Figures may not add up due to rounding differences. 62.2% 35.7% 2.1% Overall alignment with the Substantial Contribution Criteria (SCC) Potentially not aligned with SCC Partially aligned with SCC Fully aligned with SCC of which: Wind: 12.0% Solar: 3.6% Storage: <1% of which: Refurbishment of existing buildings: 36.1% of which: Climate friendly new buildings: 35.7% of which: Other renewable energies: 1.2% Biodiversity: 0.8% Clean Transportation: 3.0% Renewable Energy 15.6% Green Buildings 36.1% Corporate Investments: 7.6% Source: KfW Green Bond Impact & Allocation Report 2025 Rely on the safe haven - Investor presentation / July 2026

Contact KfW Bankengruppe Palmengartenstrasse 5–9 60325 Frankfurt am Main • Blankpace investor.relations@kfw.de Bloomberg: KfW <GO> www.kfw.de/investor-relations Rely on the safe haven - Investor presentation / July 2026 30

Photo credits 31 Full-page image: Freunde des Hauses / Getty Images Picture 1: KfW-Photo Archive / Jens Steingässer Picture 2: KfW-Photo Archive / Rendel Freude Picture 3: KfW-Photo Archive / photothek.net Picture 4: KfW-Photo Archive / Johnny Miller Picture 5: KfW-Photo Archive / - Cover page Page 6 Page 12 Picture 1: Deutscher Bundestag / Lichtblick / Achim Melde Picture 1: KfW-Photo Archive / Charlie Fawell Picture 2: KfW-Photo Archive / Jens Steingässer Picture 3: KfW-Photo Archive / Carsten Wiebers Picture 4: KfW-Photo Archive / Jonas Wresch Picture 5: KfW-Photo Archive / photothek.net Page 14/ Page 28 Page 23 Picture 1: KfW-Photo Archive / Alex Habermehl Page 26 Picture 1: gettyImages, Boon Kai Chan / EyeEm Rely on the safe haven - Investor presentation / July 2026